                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             ----------------------

                                  SCHEDULE 13D
                   Under the Securities Exchange Act of 1934

                               (Amendment No. 1)


                                 Novoste Corp.
                              -------------------
                               (Name of Issuer)


                     Common Stock, par value $.01 per share
                     --------------------------------------
                         (Title of Class of Securities)


                                   67010C100
                                ---------------
                                (CUSIP Number)


                              Andrew S. Paul, Esq.
                        c/o Tudor Investment Corporation
                         One Liberty Plaza (51st Floor)
                           New York, New York  10006
                                (212) 602-6700
                          ---------------------------
                 (Name, Address and Telephone Number of Person
               Authorized to Receive Notices and Communications)


                                August 17, 1998
                      ----------------------------------
            (Date of Event which Requires Filing of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ].

--------------------
CUSIP NO. 67010C100
--------------------
-----------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     Tudor Investment Corporation
     TIN: 22-2514825
-----------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                (a)  [  ]
                                                (b)  [X ]
-----------------------------------------------------------------
 3.  SEC USE ONLY

-----------------------------------------------------------------
 4.  SOURCE OF FUNDS
     OO
-----------------------------------------------------------------
 5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
     REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
                                                     [X ]
-----------------------------------------------------------------
 6.  CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware
-----------------------------------------------------------------
                7     SOLE VOTING POWER
  NUMBER OF           0
  SHARES        -----------------------------------
BENEFICIALLY    8     SHARED VOTING POWER
  OWNED BY            678,176
  EACH          -----------------------------------
 REPORTING      9     SOLE DISPOSITIVE POWER
  PERSON              0
  WITH          -----------------------------------
                10    SHARED DISPOSITIVE POWER
                      678,176
-----------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
    PERSON
                      678,176
-----------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES
                                                     [  ]
-----------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                      6.4%
-----------------------------------------------------------------
14  TYPE OF REPORTING PERSON
    CO
-----------------------------------------------------------------

--------------------
CUSIP NO. 67010C100
--------------------
-----------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     Paul Tudor Jones, II
     TIN:
-----------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                (a)  [  ]
                                                (b)  [X ]
-----------------------------------------------------------------
 3.  SEC USE ONLY

-----------------------------------------------------------------
 4.  SOURCE OF FUNDS
     OO
-----------------------------------------------------------------
 5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
     REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
                                                     [  ]
----------------------------------------------------------------
 6.  CITIZENSHIP OR PLACE OF ORGANIZATION
     United States of America
----------------------------------------------------------------
                            7     SOLE VOTING POWER
  NUMBER OF                       0
    SHARES                  -----------------------------------
BENEFICIALLY                8     SHARED VOTING POWER
  OWNED BY                        794,200
    EACH                    -----------------------------------
 REPORTING                  9     SOLE DISPOSITIVE POWER
   PERSON                         0
    WITH                    -----------------------------------
                            10    SHARED DISPOSITIVE POWER
                                  794,200
-----------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
    PERSON
                                  794,200
-----------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES
                                                     [  ]
-----------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                  7.5%
-----------------------------------------------------------------
14  TYPE OF REPORTING PERSON
    IN
-----------------------------------------------------------------

--------------------
CUSIP NO. 67010C100
--------------------
-----------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     The Raptor Global Fund Ltd.
     TIN:  n/a
-----------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                (a)  [  ]
                                                (b)  [X ]
-----------------------------------------------------------------
 3.  SEC USE ONLY

-----------------------------------------------------------------
 4.  SOURCE OF FUNDS
     OO
-----------------------------------------------------------------
 5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
     REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
                                                     [  ]
-----------------------------------------------------------------
 6.  CITIZENSHIP OR PLACE OF ORGANIZATION
     Cayman Islands
------------------------------------------------------
                  7     SOLE VOTING POWER
  NUMBER OF             0
    SHARES        -----------------------------------
BENEFICIALLY      8     SHARED VOTING POWER
  OWNED BY              164,000
    EACH          -----------------------------------
 REPORTING        9     SOLE DISPOSITIVE POWER
   PERSON               0
    WITH          -----------------------------------
                  10    SHARED DISPOSITIVE POWER
                        164,000
-----------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
    PERSON
                        164,000
-----------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES
                                                     [  ]
-----------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                        1.6%
-----------------------------------------------------------------
14  TYPE OF REPORTING PERSON
    CO
-----------------------------------------------------------------

--------------------
CUSIP NO. 67010C100
--------------------
-----------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     The Raptor Global Fund L.P.
     TIN: 13-3735415
-----------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                (a)  [  ]
                                                (b)  [X ]
-----------------------------------------------------------------
 3.  SEC USE ONLY

-----------------------------------------------------------------
 4.  SOURCE OF FUNDS
     OO
-----------------------------------------------------------------
 5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
     REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
                                                     [  ]
-----------------------------------------------------------------
 6.  CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware
-----------------------------------------------------------------
                7     SOLE VOTING POWER
  NUMBER OF           0
  SHARES        -----------------------------------
BENEFICIALLY    8     SHARED VOTING POWER
  OWNED BY            59,000
  EACH          -----------------------------------
 REPORTING      9     SOLE DISPOSITIVE POWER
  PERSON              0
  WITH          -----------------------------------
                10    SHARED DISPOSITIVE POWER
                      59,000
-----------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
    PERSON
                      59,000
-----------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES
                                                     [  ]
-----------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                      0.6%
-----------------------------------------------------------------
14  TYPE OF REPORTING PERSON
    PN
-----------------------------------------------------------------

--------------------
CUSIP NO. 67010C100
--------------------
-----------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     Tudor Arbitrage Partners L.P.
     TIN:  13-3496979
-----------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                (a)  [  ]
                                                (b)  [X ]
-----------------------------------------------------------------
 3.  SEC USE ONLY

-----------------------------------------------------------------
 4.  SOURCE OF FUNDS
     OO
-----------------------------------------------------------------
 5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
     REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
                                                     [  ]
-----------------------------------------------------------------
 6.  CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware
----------------------------------------------------
                7     SOLE VOTING POWER
  NUMBER OF           0
  SHARES        -----------------------------------
BENEFICIALLY    8     SHARED VOTING POWER
  OWNED BY            34,900
  EACH          -----------------------------------
 REPORTING      9     SOLE DISPOSITIVE POWER
  PERSON              0
  WITH          -----------------------------------
                10    SHARED DISPOSITIVE POWER
                      34,900
-----------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
    PERSON
                      34,900
-----------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES
                                                     [  ]
-----------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                      0.3%
-----------------------------------------------------------------
14  TYPE OF REPORTING PERSON
    PN
-----------------------------------------------------------------

--------------------
CUSIP NO. 67010C100
--------------------
-----------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     Tudor Global Trading LLC
     TIN:  13-3862744
-----------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                (a)  [  ]
                                                (b)  [X ]
-----------------------------------------------------------------
 3.  SEC USE ONLY

-----------------------------------------------------------------
 4.  SOURCE OF FUNDS
     OO
-----------------------------------------------------------------
 5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
     REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
                                                     [  ]
-----------------------------------------------------------------
 6.  CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware
----------------------------------------------------
                7     SOLE VOTING POWER
  NUMBER OF           0
  SHARES        -----------------------------------
BENEFICIALLY    8     SHARED VOTING POWER
  OWNED BY            34,900
  EACH          -----------------------------------
 REPORTING      9     SOLE DISPOSITIVE POWER
  PERSON              0
  WITH          -----------------------------------
                10    SHARED DISPOSITIVE POWER
                      34,900
-----------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
    PERSON
                      34,900
-----------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES
                                                     [  ]
-----------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                      0.3%
-----------------------------------------------------------------
14  TYPE OF REPORTING PERSON
    OO
-----------------------------------------------------------------

--------------------
CUSIP NO. 67010C100
--------------------
-----------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     Tudor BVI Futures, Ltd.
     TIN: n/a
-----------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                (a)  [  ]
                                                (b)  [X ]
-----------------------------------------------------------------
 3.  SEC USE ONLY

-----------------------------------------------------------------
 4.  SOURCE OF FUNDS
     OO
-----------------------------------------------------------------
 5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
     REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
                                                     [  ]
--------------------------------------------------------------
 6.  CITIZENSHIP OR PLACE OF ORGANIZATION
     British Virgin Islands
--------------------------------------------------------------
                7    SOLE VOTING POWER
  NUMBER OF          0
    SHARES      ------------------------------------
BENEFICIALLY    8    SHARED VOTING POWER
  OWNED BY           322,368
    EACH        ------------------------------------
 REPORTING           SOLE DISPOSITIVE POWER
   PERSON            0
    WITH        ------------------------------------
                10   SHARED DISPOSITIVE POWER
                     322,368
-----------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
    PERSON
                     322,368
-----------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES
                                                     [  ]
-----------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                     3.1%
-----------------------------------------------------------------
14  TYPE OF REPORTING PERSON
    CO
------------------------------------------------------------------------------

--------------------
CUSIP NO. 67010C100
--------------------
-----------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     The Upper Mill Capital Appreciation Fund Ltd.
     TIN:  n/a
-----------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                (a)  [  ]
                                                (b)  [X ]
-----------------------------------------------------------------
 3.  SEC USE ONLY

-----------------------------------------------------------------
 4.  SOURCE OF FUNDS
     OO
-----------------------------------------------------------------
 5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
     REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
                                                     [  ]
-----------------------------------------------------------------
 6.  CITIZENSHIP OR PLACE OF ORGANIZATION
     Cayman Islands
------------------------------------------------------
                  7     SOLE VOTING POWER
  NUMBER OF             0
    SHARES        -----------------------------------
BENEFICIALLY      8     SHARED VOTING POWER
  OWNED BY              132,808
    EACH          -----------------------------------
 REPORTING        9     SOLE DISPOSITIVE POWER
   PERSON               0
    WITH          -----------------------------------
                  10    SHARED DISPOSITIVE POWER
                        132,808
-----------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
    PERSON
                        132,808
-----------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES
                                                     [  ]
-----------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                        1.3%
-----------------------------------------------------------------
14  TYPE OF REPORTING PERSON
    CO
-----------------------------------------------------------------

--------------------
CUSIP NO. 67010C100
--------------------
-----------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     Tudor Proprietary Trading, L.L.C.
     TIN:  13-3720063
-----------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                (a)  [  ]
                                                (b)  [X ]
-----------------------------------------------------------------
 3.  SEC USE ONLY

-----------------------------------------------------------------
 4.  SOURCE OF FUNDS
     OO
-----------------------------------------------------------------
 5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
     REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
                                                     [  ]
-----------------------------------------------------------------
 6.  CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware
-----------------------------------------------------------------
                 7     SOLE VOTING POWER
  NUMBER OF            0
    SHARES       ------------------------------------------
BENEFICIALLY     8     SHARED VOTING POWER
  OWNED BY             81,124
    EACH         ------------------------------------------
 REPORTING       9     SOLE DISPOSITIVE POWER
   PERSON              0
    WITH         ------------------------------------------
                 10    SHARED DISPOSITIVE POWER
                       81,124
-----------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
    PERSON
                       81,124
-----------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES
                                                     [  ]
-----------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                       0.8%
-----------------------------------------------------------------
14  TYPE OF REPORTING PERSON
    OO
-----------------------------------------------------------------

Item 1.  Security and Issuer
         -------------------

  This Amendment No. 1, dated August 21, 1998, amends the Schedule 13D, dated October 22, 1997 and relates to the common stock, par value $.01 per share ("Common Stock"), of Novoste Corp., a Florida corporation (the "Company"). This Amendment No. 1 is filed by Tudor Investment Corporation, a Delaware corporation ("TIC"), Paul Tudor Jones, II, a natural person and a citizen of the United States ("Mr. Jones"), The Raptor Global Fund Ltd., a company organized under the laws of the Cayman Islands ("Raptor Ltd."), The Raptor Global Fund L.P., a Delaware limited partnership ("Raptor L.P."), Tudor Arbitrage Partners L.P., a Delaware limited partnership ("TAP"), Tudor Global Trading LLC, a Delaware limited liability company ("TGT"), Tudor BVI Futures, Ltd., a corporation organized under the laws of the British Virgin Islands ("Tudor BVI"), Tudor Proprietary Trading, L.L.C. ("TPT") and The Upper Mill Capital Appreciation Fund Ltd., a company organized under the laws of the Cayman Islands ("Upper Mill", and collectively with TIC, Mr. Jones, Raptor Ltd., Raptor L.P., TAP, TGT, TPT and Tudor BVI, the "Reporting Persons").* The summaries of information on schedules attached hereto are qualified in their entirety by reference to such schedules, which are incorporated by reference herein.

  The Company's principal executive offices are located at 4350-C International Boulevard, Norcross, Georgia 30093.


Item 5.  Interest in Securities of the Issuer.
         ------------------------------------

  No change except the following:

  Attached hereto as Schedule I is a list of the transactions by each of the Reporting Persons in Common Stock since October 22, 1997.

  Because TIC is the sole general partner of Raptor L.P. and provides investment advisory services to Raptor Ltd., Raptor L.P., Tudor BVI and Upper Mill, TIC may be deemed to beneficially own the shares of Common Stock owned by each of such Reporting Persons. TGT, as the sole general partner of TAP, may be deemed to beneficially own the shares of Common Stock owned by TAP. In addition, because Mr. Jones owns a majority of the capital stock and voting securities of TIC and indirectly owns a majority of the equity interests in TGT and TPT, Mr. Jones may be deemed to beneficially own the shares of Common Stock deemed beneficially owned by TIC, TPT and TGT.

--------------------
* For purposes of this Statement on Schedule 13D the Reporting Persons have filed as a "group". Nevertheless, the Reporting Persons hereby disclaim that they are members of a "group" for purposes of Section 13(d) of the Securities Exchange Act of 1934 or for any other purpose.

  Based on the information contained in the Company's Form 10-Q for the quarter ended June 30, 1998 that there were 10,569,312 shares of Common Stock issued and outstanding as of July 31, 1998, each Reporting Person beneficially owns (or, with respect to TIC, Mr. Jones and TGT, may be deemed to beneficially own) the number and percentage of outstanding shares of Common Stock listed in the responses to Items 11 and 13, respectively, of the cover page filed herewith for such Reporting Person. In addition, the number of shares of Common Stock beneficially owned (or, with respect to TIC, Mr. Jones and TGT, which may be deemed beneficially owned) by each Reporting Person with respect to which such Reporting Person (i) has sole voting power, (ii) shares voting power, (iii) has sole dispositive power and (iv) shares dispositive power are listed in the responses to Items 7, 8, 9 and 10, respectively, of the cover page filed herewith for such Reporting Person. The voting and dispositive power is reported as shared because each of the Reporting Persons (other than TIC, TAP, TGT, TPT and Mr. Jones) has the power to remove TIC as its investment advisor or general partner. Each of the Reporting Persons (other than TIC, TGT and Mr. Jones) expressly disclaim beneficial ownership of the shares of Common Stock beneficially owned by any other Reporting Person and each of TIC, Mr. Jones and TGT disclaim beneficial ownership of the Common Stock beneficially owned by Raptor Ltd., Raptor L.P., TAP, Tudor BVI, Upper Mill, TPT and, in the case of TIC and Mr. Jones, TGT.

                              SIGNATURE

  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Amendment No. 1 to Schedule 13D is true, complete and correct.

Dated:  August 21, 1998


                            TUDOR INVESTMENT CORPORATION



                            By:   \s\ Stephen N. Waldman
                                ------------------------
                            Name:  Stephen N. Waldman
                            Title: Vice President &
                                   Associate General Counsel



                                \s\ Paul Tudor Jones, II
                              --------------------------
                            Paul Tudor Jones, II


                            THE RAPTOR GLOBAL FUND LTD.

                            By: TUDOR INVESTMENT CORPORATION,
                                  Trading Advisor


                                By:   \s\ Stephen N. Waldman
                                    ------------------------
                                Name:  Stephen N. Waldman
                                Title: Vice President &
                                       Associate General Counsel


                            THE RAPTOR GLOBAL FUND L.P.

                            By: TUDOR INVESTMENT CORPORATION,
                                  General Partner


                                By:   \s\ Stephen N. Waldman
                                    ------------------------
                                Name:  Stephen N. Waldman
                                Title: Vice President &
                                       Associate General Counsel

                            TUDOR ARBITRAGE PARTNERS L.P.

                            By: TUDOR GLOBAL TRADING LLC,
                                  General Partner


                                By:   \s\ Stephen N. Waldman
                                    ------------------------
                                Name:  Stephen N. Waldman
                                Title: Vice President &
                                       Associate General Counsel


                            TUDOR GLOBAL TRADING LLC


                            By:   \s\ Stephen N. Waldman
                                ------------------------
                            Name:  Stephen N. Waldman
                            Title: Vice President &
                                   Associate General Counsel


                            TUDOR BVI FUTURES, LTD.

                            By: TUDOR INVESTMENT CORPORATION,
                                  Trading Advisor


                                By:   \s\ Stephen N. Waldman
                                    ------------------------
                                Name:  Stephen N. Waldman
                                Title: Vice President &
                                       Associate General Counsel


                            THE UPPER MILL CAPITAL
                              APPRECIATION FUND LTD.

                            By: TUDOR INVESTMENT CORPORATION,
                                  Sub-Investment Manager


                                By:   \s\ Stephen N. Waldman
                                    ------------------------
                                Name:  Stephen N. Waldman
                                Title: Vice President &
                                       Associate General Counsel


                                TUDOR PROPRIETARY TRADING, L.L.C.


                                By:   \s\ Stephen N. Waldman
                                    ------------------------
                                Name:  Stephen N. Waldman
                                Title: Vice President &
                                       Associate General Counsel

                                                            Schedule I

                                TRANSACTIONS

  All shares of Common Stock were purchased or sold in open market transactions for cash.

Tudor BVI
---------

Date          Transaction            # Shares    $/Share
-------       -----------            --------    -------

1/5/98        Purchase               15,000      $22.1250
2/12/98       Purchase               10,000      $27.6250
2/19/98       Purchase               20,000      $28.1250
2/24/98       Purchase               10,000      $26.7500
4/2/98        Purchase                1,400      $25.0000
4/22/98       Sale                   20,000      $25.2500
5/29/98       Purchase                2,500      $25.2500
6/1/98        Purchase                2,500      $25.6250
7/7/98        Purchase                5,000      $19.0000
8/12/98       Purchase               10,000      $14.5256
8/17/98       Purchase               59,500      $15.7882

Total Common Stock beneficially owned as of
the date of this Amendment No. 1:  322,368

Raptor L.P.
-----------

Date          Transaction            # Shares    $/Share
-------       -----------            --------    -------

4/2/98        Purchase               700         $25.0000

Total Common Stock beneficially owned as of
the date of this Amendment No. 1:  59,000

TAP
---

Date          Transaction            # Shares    $/Share
-------       -----------            --------    -------
4/2/98        Purchase               400         $25.0000

Total Common Stock beneficially owned as of
the date of this Amendment No. 1:  34,900

Raptor Ltd.
-----------

Date          Transaction            # Shares    $/Share
-------       -----------            --------    -------
4/2/98        Purchase               2,100       $25.0000

Total Common Stock beneficially owned as of
the date of this Amendment No. 1:  164,000

Upper Mill
------------

Date          Transaction            # Shares    $/Share
-------       -----------            --------    -------
12/31/97      Purchase               2,500       $22.2500
4/2/98        Purchase               400         $25.0000
8/17/98       Purchase               16,000      $15.7882

Total Common Stock beneficially owned as of
the date of this Amendment No. 1:  132,808

Tudor Proprietary Trading, L.L.C.
---------------------------------

Date          Transaction            # Shares    $/Share
-------       -----------            --------    -------
8/17/98       Purchase               7,000       $15.5000
8/17/98       Purchase               14,500      $15.7882

Total Common Stock beneficially owned as of
the date of this Amendment No. 1:  81,124